UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

STARFIGHTERS SPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-43009	92-1012803
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Odyssey Way, Suite 101
 Kennedy Space Center, Florida, United States 32953
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (321) 261-0900

505 Odyssey Way, Suite 203
 Kennedy Space Center, Florida, 32952 United States
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	FJET	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective May 11, 2026, the Board appointed Jose Arias, age 42, as the Company's Vice President, Space Operations.

As the Company's Vice President, Space Operations, Mr. Arias will: (i) lead all spaceflight operations, mission execution and integrations activities; (ii) oversee production, testing and operations readiness of aerospace systems; (iii) direct cross-functional coordination across engineering, manufacturing, quality and flight operations; and (iv) develop and execute operational strategies aligned with Company objectives.

Mr. Arias is an aerospace manufacturing and space operations professional with experience supporting launch vehicle integration, propulsion system production, test operations, and operational readiness within the commercial aerospace industry. Prior to joining the Company, Mr. Arias served as engineer since 2021 at Blue Origin, LLC, a private aerospace manufacturer and spaceflight services company focused on reusable launch systems and space infrastructure development, where he supported New Glenn launch vehicle operations, including propulsion system integration, hot-fire test campaigns, refurbishment operations, manufacturing process development, and cross-functional coordination supporting launch and recovery operations. Prior to Blue Origin, Mr. Arias held engineering and manufacturing roles at multiple organizations, where he supported production engineering, tooling development, structural integration, and manufacturing process optimization for aerospace hardware and assembly operations. Mr. Arias is also a United States Marine Corps combat veteran who served as an infantry Marine and combat leader during four overseas deployments.

In connection with his appointment, the Company has signed an employment offer agreement (the “Arias Employment Agreement”) commencing May 11, 2026 (the “Commencement Date”). Mr. Arias’s annual base salary will be $190,000 (the “Base Salary”). Mr. Arias will also receive a one-time sign-on bonus of $20,000 (the “Sign-On Bonus”), payable within 30 days of the Commencement Date, however, if Mr. Arias resigns within 12 months of the Commencement Date, the Sign-On Bonus must be repaid in full. Mr. Arias will be eligible for an annual performance bonus of up to 25% of the Base Salary based on the Company’s and the individual’s performance. Pursuant to the Arias Employment Agreement, Mr. Arias will be granted 150,000 stock options (the “Options”) under the Company’s Amended and Restated 2023 Stock Incentive Plan to purchase up to 150,000 shares of common stock of the Company (each, an “Option Share”) at an exercise price equal to the fair market value of the Company’s shares of common stock on the date of grant per Option Share for a period of five years from the date of grant. The Options will vest as to 25% 12 months from the date of grant and as to the remaining 75% vesting in equal monthly amounts over the next 24 months from the vesting of the initial 25%. In addition, if Mr. Arias is terminated without cause, Mr. Arias will receive three months’ base salary being $47,500 and Company-paid health benefits during the three-month severance period.

There is no arrangement or understanding between Mr. Arias and any other person pursuant to which he was selected to this position. There are no transactions involving the Company and Mr. Arias that are required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Arias has no family relationship with any of the Company's board of directors or executive officers. Mr. Arias has not been involved in any legal proceedings required to be disclosed as enumerated in Item 401(f) of Regulation S-K that occurred during the past ten years.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARFIGHTERS SPACE, INC.

DATE: May 15, 2026	By:	/s/ David Whitney
David Whitney
Chief Financial Officer

__________